SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                   (PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934)

Filed by the Registrant  |_|
Filed by a party other than the Registrant  |X|

Check the appropriate box:
|_|  Preliminary Proxy Statement
|_|  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)-2)
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to ss.240.14a-12

                                  CENVEO, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant Specified in Its Charter)
                         BURTON CAPITAL MANAGEMENT, LLC
                                  GOODWOOD INC.
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

|_|  Fee paid previously by written preliminary materials:
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount previously paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing party:
(4)  Date filed:

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July 18, 2005



Ms. Susan O. Rheney
Cenveo, Inc.
8310 South Valley Highway, #400
Englewood, Colorado 80112

Dear Susan:

We are extremely disappointed to hear from your attorneys that Cenveo's board of directors has not yet approved of the election of our nominees at the special meeting, which we requested to avoid the possibility that their election will trigger certain "change of control" obligations described below. WE HAD UNDERSTOOD THAT YOUR INTENT WAS TO GIVE SHAREHOLDERS A CHANCE TO SELECT A BOARD OF THEIR CHOOSING TO RUN CENVEO. A LEVEL PLAYING FIELD IS REQUIRED IN ORDER TO PERMIT SHAREHOLDERS TO MAKE SUCH A CHOICE. The approval we requested will provide a level playing field, free of unnecessary distractions that are unrelated to the choice presented at the special meeting. The democratic way is to hold elections with a level playing field, and your refusal to approve our request is another example of you and your board looking out for yourselves instead of doing what is right.

As you know, we first tried to deal with this issue in a professional manner by privately asking the board to make the required approval. We believed that a private communication would allow the board to make a "face saving" decision. Unfortunately, your continued refusal to grant our request leaves us no choice but to publicize our concerns.

The only reason we can think of for your refusal is that the board is determined to entrench its position. We believe that Cenveo's recent decision to adopt a poison pill, amend its bylaws in a manner that permits the delay of special meetings called by the holders of more than 10% of Cenveo's common stock, adopt a "severance plan" for its senior top executives and engage a well-known antitakeover firm, as well as your failure to provide us with all of the information we requested to facilitate communications with shareholders, are further evidence of entrenchment.

As you know, if a majority (or, in some cases, at least two-thirds) of Cenveo's directors are not "continuing directors," Cenveo could suffer an "event of default" under its senior secured credit facility, the holders of its senior notes and senior subordinated notes would have the right to put their notes to Cenveo and Cenveo could be required to make change of control payments under certain of its severance arrangements. However, since persons whose nomination or election to the board was approved by people who were directors when the change of control provisions were adopted are deemed to be continuing directors, we believe that the foregoing change of control obligations will not be triggered if Cenveo's board of directors approves the election of our nominees.

We believe that the board has breached its fiduciary duties to shareholders by taking actions to entrench itself and by failing to give the approval we have requested. WE FURTHER BELIEVE THAT CENVEO HAS VIOLATED COLORADO LAW BY REFUSING TO PROVIDE US WITH ALL OF THE INFORMATION WE REQUESTED TO FACILITATE COMMUNICATIONS WITH SHAREHOLDERS. We reserve all of our rights if you do not give the approval and information we have requested in order to protect the choice that we are presenting to Cenveo's shareholders.

We are copying each board member and your advisors individually on this letter to ensure that each director understands the gravity of the situation and clearly understands that he will be held personally accountable for any actions he may undertake that are not in the best interests of shareholders. We hope that you will end your pattern of entrenchment and allow shareholders to decide for themselves whom they would like to lead Cenveo going forward.

Also, I note that your July 11th Preliminary Proxy Statement says that we will appoint my three sons to be members of Cenveo's management team if we win the September 14th election. We have made no final determination about the members of the management team we will put into place. However, there is a good likelihood that one or more of my sons will have a role at Cenveo because of their significant prior experience in the printing industry. Not surprisingly, your Preliminary Proxy Statement neglected to mention my sons' printing experience at World Color and Moore Corporation and that each of them, through their investment in Burton Capital, own more stock than any current director of Cenveo including yourself.
Where I come from this is called "putting your money where your mouth is."

As evidenced by your counsel's comments in the PRINTING IMPRESSIONS WEEKLY for June 10, 2005, your advisors continue to tell Cenveo investors that we are not interested in running Cenveo and are only interested in increasing the stock price. As we have told you before, we are excited about the opportunity to manage Cenveo. I will commit 100% of my time and efforts to turning Cenveo around. We intend to bring back additional proven senior executive printing talent to run Cenveo. We have a detailed plan to save this company and it is a plan that we have used several times in the past, which we believe is realistic and credible. AS OUR TRACK RECORD INDICATES, WE DELIVER WHAT WE PROMISE. The top five printing executives that we hope join us at Cenveo, plus myself, have over 100 years of printing and publishing experience. As you know, neither you as Chairman nor your new CEO have any (zero) direct operational printing experience.

Very truly yours


/s/ Robert G. Burton, Sr.
Robert G. Burton, Sr.
Chairman, CEO and Managing Member
cc:      BOARD OF DIRECTORS
         Mr. Thomas E. Costello
         Mr. Paul F. Kocourek
         Mr. James R. Malone
         Mr. Martin J. Maloney
         Mr. David M. Olivier
         Mr. Jerome W. Pickholz
         Mr. Alister W. Reynolds
         Mr. Wellington E. Webb

         ROTHSCHILD, INC.
         Mr. Rene-Pierre Azria
         Mr. Roger Kimmel

         WACHTELL, LIPTON, ROSEN & KATZ
         Mr. Adam O. Emmerich

IMPORTANT INFORMATION

This letter is not a proxy statement. On July 8, 2005, BCM and Goodwood filed a preliminary proxy statement with the Securities and Exchange Commission relating to their solicitation of proxies from the shareholders of Cenveo with respect to a special meeting of Cenveo's shareholders called to, among other things, replace Cenveo's current board of directors. BCM and Goodwood will file with the SEC, and will furnish to Cenveo's shareholders, a definitive proxy statement and may file other proxy soliciting materials. BCM AND GOODWOOD ADVISE SECURITYHOLDERS TO READ THEIR PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement of BCM and Goodwood and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of BCM and Goodwood's definitive proxy statement when it becomes available by contacting D.F. King & Co., Inc. at (800) 967-7921 (toll-free). Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Cenveo's shareholders by BCM and Goodwood is provided below and is available in the soliciting materials on
Schedule 14A filed by BCM and Goodwood with the SEC.